Exhibit 99.18

Section F

DETAILED FINANCIAL FRAMEWORK

Introduction				F.3

1.	Change in consolidated revenue and expenditure			F.5

	1.1	Change in the budgetary balance		F.5

	1.2	Change in consolidated revenue		F.7

		1.2.1	Own-source revenue excluding revenue from government enterprises	F.8

		1.2.2	Revenue from government enterprises	F.12

		1.2.3	Revenues from federal transfers	F.14

	1.3	Change in consolidated expenditure		F.18

		1.3.1	Mission expenditures	F.19

		1.3.2	Debt service	F.22

2.	Consolidated revenue and expenditure by departmental portfolio			F.25

	2.1	Consolidated revenue		F.25

	2.2	Consolidated expenditure		F.29

3.	Financial framework by sector			F.33

	3.1	General Fund		F.36

	3.2	Special funds		F.37

	3.3	Specified purpose accounts		F.41

	3.4	Non-budget-funded bodies		F.42

	3.5	Bodies in the health and social services and education networks		F.45

	3.6	Tax-funded expenditures		F.47

4.	Net financial surpluses or requirements			F.49

APPENDIX 1: Allocation of revenue from consumption taxes				F.53

APPENDIX 2: Detailed financial framework by sector				F.59

APPENDIX 3: List of entities included in the financial framework				F.67

F.1

INTRODUCTION

This section of the Québec Economic Plan presents the government’s detailed financial framework for 2017-2018 to 2019-2020.1

The information provided concerns:

—	the detailed change in consolidated revenue and expenditure, as well as adjustments made since the March 2017 Québec Economic Plan;

—	the forecast for revenue and expenditure by departmental portfolio;

—

the change in the financial framework for each of the reporting entity’s sectoral components, particularly the General Fund, special funds, specified purpose accounts, non-budget-funded bodies and bodies in the health and social services and education networks;

—	the government’s non-budgetary transactions and net financial surpluses or requirements.

The five-year financial framework, that is, the government’s financial forecasts up to 2022-2023, is presented in Section A of this document.

In addition, a sensitivity analysis of economic and fiscal variables is presented in Section G of Additional Information 2018-2019.

____________________________________
[1]	The budgetary data presented throughout this section for 2017-2018 and subsequent years are forecasts.

Detailed Financial Framework	F.3

1.	CHANGE IN CONSOLIDATED REVENUE AND EXPENDITURE

1.1    Change in the budgetary balance

The Québec Economic Plan presents a financial framework that achieves a balanced budget with an anticipated surplus of $850 million for 2017-2018 and continued fiscal balance thereafter. On the whole, growth of spending is being kept at a pace compatible with that of revenue.

—	In 2017-2018, due to the reduction of the tax burden, consolidated revenue grew by 4.2%. Consolidated expenditure, for its part, grew by 5.6%.

—	In 2018-2019, consolidated revenue is expected to grow by 2.2% and consolidated expenditure by 4.5%.

The government will continue to make deposits of dedicated revenues in the Generations Fund. Deposits total $2.3 billion in 2017-2018 and will amount to $2.5 billion in 2018-2019.

TABLE F.1

Change in the summary financial framework
(millions of dollars)
	March 2017		March 2018
	2017-2018	Adjustments	2017-2018	2018-2019	2019-2020
Own-source revenue	84 279	248	84 527	85 923	88 595
% change	2.8		2.2	1.7	3.1
Federal transfers	22 029	640	22 669	23 674	24 764
% change	7.5		12.3	4.4	4.6
Consolidated revenue	106 308	888	107 196	109 597	113 359
% change	3.7		4.2	2.2	3.4
Mission expenditures	–93 852	–965	–94 817	–99 313	–102 066
% change	3.8		6.5	4.7	2.8
Debt service	–9 868	631	–9 237	–9 380	–9 422
% change	1.9		–3.0	1.5	0.4
Consolidated expenditure	–103 720	–334	–104 054	–108 693	–111 488
% change	3.6		5.6	4.5	2.6
Contingency reserve	–100	100	—	—	–100
SURPLUS	2 488	654	3 142	904	1 771
BALANCED BUDGET ACT(1)
Deposits of dedicated revenues
in the Generations Fund	–2 488	196	–2 292	–2 491	–2 707
Use of the stabilization reserve	—	—	—	1 587	936
BUDGETARY BALANCE(2)	—	850	850	—	—

(1)	Information on the Balanced Budget Act, including the operation of the stabilization reserve, is provided in Section D of Additional Information 2018-2019.
(2)	Budgetary balance within the meaning of the Balanced Budget Act after use of the stabilization reserve.

Detailed Financial Framework	F.5

[ ]	Detailed adjustments made in 2017-2018 since the March 2017 Québec Economic Plan

The adjustments made to the financial framework since the March 2017 Québec Economic Plan enable a surplus of $850 million to be achieved.

The economic and budgetary situation leads to a positive adjustment of $3.0 billion in the financial framework. This improvement has made it possible to cover the cost of the measures in the Québec Economic Plan since March 2017, totalling $2.2 billion.

TABLE F.2

Adjustments made to the financial framework in 2017-2018 since March 2017
(millions of dollars)
		Adjustments for 2017-2018
		Economic
		and	Québec
		budgetary	Economic	Total
	March 2017	situation	Plan	adjustments	March 2018
Own-source revenue excluding revenue from government enterprises
– Tax revenue	65 770	806	–971	–165	65 605
– Other revenue	14 029	158	—	158	14 187
– Subtotal	79 799	964	–971	–7	79 792
Revenue from government enterprises	4 480	255	—	255	4 735
Federal transfers	22 029	640	—	640	22 669
Consolidated revenue	106 308	1 859	–971	888	107 196
Mission expenditures
– Program spending	–72 591	1 110	–1 110	—	–72 591
– Other expenditure	–21 261	–859	–106	–965	–22 226
– Subtotal	–93 852	251	–1 216	–965	–94 817
Debt service	–9 868	631	—	631	–9 237
Consolidated expenditure	–103 720	882	–1 216	–334	–104 054
Contingency reserve	–100	100	—	100	—
SURPLUS (DEFICIT)	2 488	2 841	–2 187	654	3 142
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 488	196	—	196	–2 292
Use of the stabilization reserve	—	—	—	—	—
BUDGETARY BALANCE(1)	—	3 037	–2 187	850	850

(1)	Budgetary balance within the meaning of the Balanced Budget Act after use of the stabilization reserve.

Budget 2018-2019
F.6	Economic Plan

1.2    Change in consolidated revenue

This section presents the government’s updated consolidated revenue and the change in this revenue for 2017-2018 to 2019-2020.

Consolidated revenue totals $107.2 billion in 2017-2018, that is, $84.5 billion in own-source revenue and $22.7 billion in revenue from federal transfers.

—	Consolidated revenue is adjusted upward by $888 million compared with the forecast in the March 2017 Québec Economic Plan.

Revenue is expected to grow by 4.2% in 2017-2018, 2.2% in 2018-2019 and 3.4% in 2019-2020.

TABLE F.3

Change in consolidated revenue
(millions of dollars)
	March 2017			March 2018
	2017-2018	Adjustments	2017-2018	2018-2019	2019-2020
Own-source revenue excluding revenue from government enterprises	79 799	–7	79 792	81 591	84 125
% change	3.3		2.5	2.3	3.1
Revenue from government enterprises	4 480	255	4 735	4 332	4 470
% change	–5.7		–3.3	–8.5	3.2
Own-source revenue	84 279	248	84 527	85 923	88 595
% change	2.8		2.2	1.7	3.1
Federal transfers	22 029	640	22 669	23 674	24 764
% change	7.5		12.3	4.4	4.6
TOTAL	106 308	888	107 196	109 597	113 359
% change	3.7		4.2	2.2	3.4

Detailed Financial Framework	F.7

1.2.1	Own-source revenue excluding revenue from government enterprises

Own-source revenue excluding revenue from government enterprises consists chiefly of tax revenue, which is made up of personal income tax, contributions for health services, corporate taxes, school property tax and consumption taxes. How it changes is closely tied to economic activity in Québec and to changes in the tax systems.

Own-source revenue excluding revenue from government enterprises also includes revenue from other sources, that is, duties and permits and miscellaneous revenue, such as interest, the sale of goods and services, as well as fines, forfeitures and recoveries.

Most own-source revenue excluding revenue from government enterprises is deposited in the General Fund to finance the government’s missions. The remainder of this revenue is paid, in particular, into special funds (for funding specific programs) and the Generations Fund (for reducing the debt), as well as to non-budget-funded bodies and bodies in the health and social services and education networks (for funding their activities).

[  ]  Adjustments for 2017-2018

For fiscal 2017-2018, own-source revenue excluding revenue from government enterprises totals $79.8 billion, which represents an increase of 2.5% relative to the revenue observed for fiscal 2016-2017.

Compared with the forecast in the Québec Economic Plan of March 2017, own-source revenue excluding revenue from government enterprises is adjusted downward by $7 million.

•      Tax revenue

Revenue from personal income tax is adjusted downward by $1.5 billion for fiscal 2017-2018 relative to the forecast in the March 2017 Québec Economic Plan.

—	This adjustment is explained mainly by the additional reduction in the tax burden of nearly $1.0 billion per year as of 2017-2018 resulting from the decrease in the bottom tax bracket from 16% to 15%.

—	It also reflects the recurrence of the lower level of tax payable for 2016.

—

However, this adjustment is partly offset by higher-than-expected withholdings at source since the beginning of the fiscal year due to the higher-than-anticipated level of wages and salaries observed in 2017.

Budget 2018-2019
F- 8	Economic Plan

TABLE F.4

Change in own-source revenue excluding revenue from government enterprises
(millions of dollars)
	March 2017		March 2018
	2017-2018	Adjustments	2017-2018	2018-2019	2019-2020
Tax revenue
Personal income tax	30 569	–1 454	29 115	30 549	31 974
% change	3.0		–0.4	4.9	4.7
Contributions for health
services	6 036	13	6 049	6 028	6 168
% change	0.2		1.3	–0.3	2.3
Corporate taxes	7 227	673	7 900	8 028	8 060
% change	4.9		5.6	1.6	0.4
School property tax	2 257	–15	2 242	1 817	1 706
% change	4.3		3.4	–19.0	–6.1
Consumption taxes	19 681	618	20 299	20 921	21 418
% change	2.6		5.2	3.1	2.4
Other revenue
Duties and permits	3 710	237	3 947	3 797	3 979
% change	11.5		19.7	–3.8	4.8
Miscellaneous revenue	10 319	–79	10 240	10 451	10 820
% change	3.8		–1.5	2.1	3.5
TOTAL	79 799	–7	79 792	81 591	84 125
% change	3.3		2.5	2.3	3.1

Contributions for health services are adjusted upward by $13 million for 2017-2018. This adjustment reflects the higher-than-anticipated level of wages and salaries in 2017.

Revenue from corporate taxes is adjusted upward by $673 million for fiscal 2017-2018. This adjustment reflects an increase in tax revenues that is in keeping with the favourable results observed in late 2016-2017 and the growth of the net operating surplus of corporations in 2017 which was stronger than forecast in the March 2017 Québec Economic Plan.

The school property tax is adjusted downward by $15 million in 2017-2018. The revenue from this tax is consistent with that forecast in the Québec Economic Plan of March 2017.

Revenue from consumption taxes is adjusted upward by $618 million in 2017-2018. This adjustment arises mainly from the Québec sales tax owing to growth in household consumption (excluding food products and housing), which is higher than forecast in the March 2017 Québec Economic Plan.

Detailed Financial Framework	F.9

•     Other revenue

Revenue from duties and permits is adjusted upward by $237 million in 2017-2018, reflecting essentially the higher-than-expected revenue collected under Québec’s cap-and-trade system for greenhouse gas emission allowances.

In addition, miscellaneous revenue is adjusted downward by $79 million due, in particular, to the lower-than-forecast investment income of the Generations Fund.

[  ]  Outlook for 2018-2019 and 2019-2020

Own-source revenue excluding revenue from government enterprises will grow by 2.3% in 2018-2019 and 3.1% in 2019-2020. This growth reflects essentially the economic activity forecast for those years.

•      Tax revenue

Personal income tax, the government’s largest revenue source, will increase by 4.9% in 2018-2019 and 4.7% in 2019-2020, settling at $30.5 billion and $32.0 billion, respectively.

—	This change reflects, in particular, the growth of household income, indexation of the personal income tax system and the progressive nature of the tax system.

—	It also reflects the contribution of pension income to the growth of income subject to tax, particularly income from private pension plans.

—	It also takes into account the impact of various tax measures announced in this economic plan, including the enhancement of the tax credit for experienced workers.

Contributions for health services will decrease by 0.3% in 2018-2019 and increase by 2.3% in 2019-2020, settling at $6.0 billion and $6.2 billion, respectively. This change reflects the fact that wages and salaries are expected to grow by 4.1% in 2018 and 3.2% in 2019. It also takes into account the impact of the gradual reduction of the Health Services Fund (HSF) contribution rate as of the day following the budget speech, for all Québec SMBs.

Revenue from corporate taxes will grow by 1.6% in 2018-2019 and 0.4% in 2019-2020, to $8.0 billion and $8.1 billion, respectively.

—	This change reflects essentially the projected growth of the net operating surplus of corporations, established at 4.9% in 2018 and 4.8% in 2019.

—

It also takes into account the measures implemented to ease the tax burden, including the gradual reduction of the general corporate income tax rate announced in the March 2015 Québec Economic Plan and the gradual reduction of the tax rate to 4% for all SMBs announced in this economic plan.

Budget 2018-2019
F- 10	Economic Plan

Revenue from the school property tax will decline by 19.0% in 2018-2019 and 6.1% in 2019-2020, reflecting the impact of the proposed reform of the school tax system.2

Revenue from consumption taxes will grow by 3.1% in 2018-2019 and 2.4% in 2019-2020, reaching $20.9 billion and $21.4 billion, respectively.

—	This growth mainly reflects robust household consumption (excluding food products and housing) of 4.5% in 2018 and 3.3% in 2019.

—	In addition, the gradual elimination of restrictions on input tax refunds for large businesses, as of January 1, 2018, is having a downward effect on the growth of consumption tax revenue.

•      Other revenue

Revenue from duties and permits will decrease by 3.8% in 2018-2019 and grow by 4.8% in 2019-2020. This change is explained primarily by the change in anticipated revenue under Québec’s cap-and-trade system for greenhouse gas emission allowances.

Miscellaneous revenue will climb by 2.1% in 2018-2019 and 3.5% in 2019-2020. This growth stems mainly from the investment income of the Generations Fund and the anticipated revenue of special funds, non-budget-funded bodies and bodies in the health and social services and education networks.

________________________________________
2 Subject to the passage of Bill 166,An Act to reform the school tax system.

Detailed Financial Framework	F.11

1.2.2  Revenue from government enterprises

[  ]   Adjustments for 2017-2018

For 2017-2018, revenue from government enterprises is adjusted upward by $255 million, to $4.7 billion. This adjustment can be attributed to an increase in the results of Hydro-Québec due to the cold weather in recent months, and to an increase in the results of Loto-Québec in all of its activity sectors owing, in particular, to an increase in traffic and a renewal of the gaming offer.

[  ]   Outlook for 2018-2019 and 2019-2020

Revenue from government enterprises will stand at $4.3 billion in 2018-2019 and $4.5 billion in 2019-2020.

—	The change in 2018-2019 mainly reflects the decline in the anticipated results of Hydro-Québec resulting from a forecast based on normal temperatures.

—	The change in 2019-2020 mainly reflects an increase in the anticipated results of Hydro-Québec due to the fact that demand in Québec is expected to grow.

TABLE F.5

Change in revenue from government enterprises
(millions of dollars)

	March 2017		March 2018
	2017-2018	Adjustments	2017-2018	2018-2019	2019-2020
Hydro-Québec	2 150	125	2 275	2 075	2 275
Loto-Québec	1 142	132	1 274	1 236	1 231
Société des alcools du Québec	1 089	10	1 099	1 112	1 146
Other(1)	99	–12	87	–91	–182
TOTAL	4 480	255	4 735	4 332	4 470
% change	–5.7		–3.3	–8.5	3.2

(1)	Includes the forecast for other government enterprises, in particular Investissement Québec, and the impact of the Electricity Discount Program for Consumers Billed at Rate L.

Budget 2018-2019
F- 12	Economic Plan

Accounting standards applicable to Hydro-Québec

Since January 1, 2015, Hydro-Québec has determined its financial results using United States generally accepted accounting principles (U.S. GAAP). Since the publication of Public Accounts 2014-2015, Hydro-Québec’s results have undergone an accounting adjustment in order to consolidate them with those of the government using International Financial Reporting Standards (IFRS).

For 2017-2018, revenue from Hydro-Québec is forecast at $2 750 million before taking into account the $475-million accounting impact related to the application of IFRS standards.

For 2018-2019 and 2019-2020, the accounting impact is estimated at $475 million.

Change in revenue from Hydro-Québec
(millions of dollars)
	March 2017		March 2018
	2017-2018	Adjustments	2017-2018	2018-2019	2019-2020
Net results (U.S. GAAP)(1)	2 575	175	2 750	2 550	2 750
Accounting adjustment to
IFRS standards	–425	–50	–475	–475	–475
NET RESULTS IN THE GOVERNMENT’S FINANCIAL FRAMEWORK	2 150	125	2 275	2 075	2 275
(1)	Other energy businesses in Canada use U.S. GAAP to determine their financial results.

Detailed Financial Framework	F.13

1.2.3  Revenues from federal transfers

[  ]   Adjustments for 2017-2018

In 2017-2018, revenues from federal transfers show a 12.3% increase to a total of $22.7 billion, that is, $640 million more than forecast in the March 2017 Québec Economic Plan.

These adjustments are explained essentially by increases of:

—	$478 million in other programs due, in particular, to:

—	a higher-than-anticipated degree of completion of municipal projects funded by the Société de financement des infrastructures locales du Québec;

—	an increase in revenue from the federal Disaster Financial Assistance Arrangements program in connection with the spring flooding in Québec in 2017;

—	$101 million in health transfers attributed primarily to a downward adjustment of the value of the special Québec abatement, which is subtracted from these transfers.

TABLE F.6

Change in federal transfer revenues
(millions of dollars)
	March 2017		March 2018
	2017-2018	Adjustments	2017-2018	2018-2019	2019-2020
Equalization	11 081	—	11 081	11 732	13 150
% change	10.5		10.5	5.9	12.1
Health transfers	6 110	101	6 211	6 431	6 757
% change	2.8		4.5	3.5	5.1
Transfers for post-secondary education and other social programs	1 640	61	1 701	1 659	1 690
% change	0.3		4.0	–2.5	1.9
Other programs	3 198	478	3 676	3 852	3 167
% change	10.8		43.1	4.8	–17.8
TOTAL	22 029	640	22 669	23 674	24 764
% change	7.5		12.3	4.4	4.6

Budget 2018-2019
F- 14	Economic Plan

[  ]   Outlook for 2018-2019 and 2019-2020

In 2018-2019, federal transfers will reach $23.7 billion, which represents an increase of 4.4% . This growth results primarily from a 5.9% rise in equalization revenue stemming, in particular, from an adjustment payment of $576 million to Québec.

In 2019-2020, federal transfers will total $24.8 billion, which represents an increase of 4.6% . This change results, in particular, from:

—

an anticipated increase of 12.1% in equalization revenue due, among other things, to an increase in the equalization envelope, based on Canada's nominal GDP, which includes the impact of the adjustment payment for 2018-2019 and as well as the growth in disparities in fiscal capacity compared to 2018-2019;

—	a 17.8% decline in revenue from other programs, which can be explained, in particular, by the end of infrastructure programs under Phase 1 of the federal infrastructure plan.

Detailed Financial Framework	F.15

Adjustment payment in 2018-2019

Equalization payments are calculated on the basis of a province’s fiscal capacity, which is defined as the revenue it would obtain if it applied the average tax rates in effect in the ten provinces to its own tax bases, namely, personal income tax, corporate income tax, consumption taxes, natural resources and property taxes. In other words, a province’s fiscal capacity is its capacity to collect revenue.

The objective of the equalization program is to offset disparities in the fiscal capacity of the provinces compared to the average of the ten provinces and enable provinces that receive equalization to provide reasonably comparable levels of public services with a tax effort corresponding to the average of the ten provinces.

–

Note that this objective has not been achieved since the application of the GDP cap by the federal government in 2009-2010, because the disparities in fiscal capacity as compared to the average of the ten provinces have been higher than the equalization envelope, which has been limited to Canada’s nominal GDP growth. Therefore, the disparities in fiscal capacity compared to the average of the ten provinces have not been fully offset.

–

Over the past nine years, Québec has had a significant shortfall of $5.8 billion because of this GDP cap, and this has required a greater tax effort to provide reasonably comparable levels of public services.

Since 2014, the decline in revenue stemming from the drop in oil prices has had a downward effect on the fiscal capacity of oil-producing provinces (Newfoundland and Labrador, Saskatchewan and Alberta) and on the average fiscal capacity of the ten provinces, thereby reducing disparities in fiscal capacity compared to the average of the ten provinces.

In 2018-2019, for the first time since 2009-2010, the sum of equalization payments to the recipient provinces, which are calculated on the basis of disparities in fiscal capacity as compared to the average of the ten provinces, are insufficient for the size of the equalization envelope determined by the growth in Canada’s nominal GDP.[1]

–	Under the Federal–Provincial Fiscal Arrangements Act, the federal government decided to make adjustment payments of $1.8-billion to fill this gap, including $576 million to Québec.

–	Note that the adjustment payment of $576 million to Québec in 2018-2019 will offset only a fraction—10%—of the losses incurred since the imposition of the GDP cap ($5.8 billion).

1

The equalization envelope for 2018-2019 ($19.0 billion) was determined using the average annual growth rate of Canada’s nominal GDP for 2016, 2017 and 2018, which is up 3.9% compared to that for 2017-2018 ($18.3 billion).

Budget 2018-2019
F- 16	Economic Plan

Adjustment payment in 2018-2019 (cont.)

Cumulative impact of the GDP cap and adjustment payments on Québec's equalization payments from 2009-2010 to 2018-2019
(millions of dollars)

576
−5 752
Shortfall in relation to the GDP cap
Adjustment payment

Sources: Department of Finance Canada and Ministère des Finances du Québec.

Detailed Financial Framework	F.17

1.3      Change in consolidated expenditure

Consolidated expenditure consists primarily of program spending by government departments, spending by special funds, non-budget-funded bodies and bodies in the health and social services and education networks, and debt service.

Consolidated expenditure stands at $104.1 billion in 2017-2018. This represents an upward adjustment of $334 million relative to the Québec Economic Plan of March 2017.

—	Program spending remains unchanged compared with the Québec Economic Plan of March 2017, and other consolidated expenditure will increase by $965 million.

—	In addition, spending on debt service is $631 million lower.

Consolidated expenditure will stand at $108.7 billion in 2018-2019 and $111.5 billion in 2019-2020, representing growth of 4.5% and 2.6%, respectively.

TABLE F.7

Change in consolidated expenditure
(millions of dollars)
	March 2017		March 2018
	2017-2018	Adjustments	2017-2018	2018-2019	2019-2020
Program spending(1)	72 591	—	72 591	76 869	79 682
% change	4.1		4.6	5.9	3.7
Other consolidated
expenditure(2)	21 261	965	22 226	22 444	22 384
% change	3.0		13.2	1.0	–0.3
Mission expenditures	93 852	965	94 817	99 313	102 066
% change	3.8		6.5	4.7	2.8
Debt service	9 868	–631	9 237	9 380	9 422
% change	1.9		–3.0	1.5	0.4
TOTAL	103 720	334	104 054	108 693	111 488
% change	3.6		5.6	4.5	2.6

(1)	Includes transfers intended for consolidated entities.
(2)	Includes consolidation adjustments.

Budget 2018-2019
F- 18	Economic Plan

1.3.1   Mission expenditures

[  ]   Adjustments for 2017-2018

In 2017-2018, mission expenditures will stand at $94.8 billion, which corresponds to an upward adjustment of $965 million compared with the forecast in the March 2017 Québec Economic Plan.

TABLE F.8

Change in mission expenditures
(millions of dollars)
	March 2017		March 2018
	2017-2018	Adjustments	2017-2018	2018-2019		2019-2020
Health and Social Services	40 223	17	40 240	42 062		43 768
% change	4.3		3.9	4.6	(1)	4.1
Education and Culture	22 662	–90	22 572	23 781		24 645
% change	4.0		4.3	5.0	(1)	3.6
Economy and Environment	12 965	868	13 833	14 374		14 338
% change	2.1		12.1	3.9		–0.3
Support for Individuals and
Families	9 935	178	10 113	10 372		10 489
% change	1.0		5.5	3.3	(1)	1.1
Administration and Justice	8 067	–8	8 059	8 724		8 826
% change	7.4		20.1	8.3		1.2
TOTAL	93 852	965	94 817	99 313		102 066
Variation en %	3.8		6.5	4.7		2.8
(1)

To assess growth in 2018-2019 based on comparable spending levels, the percent changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2016-2017 expenditures of the Education and Culture mission.

Detailed Financial Framework	F.19

This adjustment is explained by:

—

a $17-million increase in the expenditures of the Health and Social Services mission, owing, in particular, to the additional funding for the health and social services network announced in the November 2017 update of the Québec Economic Plan;

—	a $90-million decrease in the expenditures of the Education and Culture mission, due to lower depreciation expenses in the education networks;

—	an $868-million increase in the expenditures of the Economy and Environment mission, resulting, in particular, from the initiatives announced since the March 2017 Québec Economic Plan;

—

a $178-million increase in the expenditures of the Support for Individuals and Families mission, due, in particular, to the measures announced in the November 2017 update of the Québec Economic Plan, including the supplement for the purchase of school supplies under child assistance; Outlook for 2018-2019 and 2019-2020.

[  ]   Outlook for 2018-2019 and 2019-2020

In 2018-2019 and 2019-2020, mission expenditures will amount to $99.3 billion and $102.1 billion, respectively.

Budget 2018-2019
F- 20	Economic Plan

Program spending

Adjustments for 2017-2018

In 2017-2018, program spending amounts to $72.6 billion, which represents an increase of 4.6% and is unchanged compared with the forecast in the March 2017 Québec Economic Plan.

In addition, adjustments of $266 million have been observed in the various portfolios and they stem from additional investments in public services, in particular:

–	$105 million in the Santé et Services sociaux portfolio;

–	$187 million in the Éducation et Enseignement supérieur portfolio.

These additional investments are being funded essentially by the Contingency Fund.

Outlook for 2018-2019 and 2019-2020

In 2018-2019, program spending will total $76.4 billion, with growth of 5.2% before the impact of the school tax system reform.

–

Spending on the Santé et Services sociaux portfolio will amount to $38.5 billion, with growth of 4.6%. As for spending on the Éducation et Enseignement supérieur portfolio, it will stand at $18.9 billion, which amounts to growth of 5.0%.

In 2019-2020, program spending will total $79.0 billion, with growth of 3.4% before the impact of the school tax system reform.

Change in program spending
(millions of dollars)
	March 2017		March 2018
			2017-	2018-		2019-
	2017-2018	Adjustments	2018-	2019-		2020-
Santé et Services sociaux	36 764	105	36 869	38 541		40 076
% change	4.2		4.2	4.6	(1)	4.0
Éducation et Enseignement
supérieur	17 882	187	18 069	18 881		19 595
% change	4.2		5.4	5.0	(1)	3.8
Other portfolios	17 067	–27	17 040	17 870		18 764
% change	1.8		1.1	4.3	(1)	5.0
Contingency Fund	879	–266	613	1 078		568
Subtotal(2)	72 591	—	72 591	76 371		79 003
% change	4.1		4.6	5.2		3.4
Reform of the school tax
system	—	—	—	499		679
TOTAL	72 591	—	72 591	76 869		79 682
% change	4.1		4.6	5.9		3.7
Note: Totals may not add due to rounding.
(1)

To assess growth in 2018-2019 based on comparable spending levels, the percent changes for that year were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Santé et Services sociaux ($12 million) and the Éducation et Enseignement supérieur ($79 million) portfolios and including them in the 2017-2018 expenditures of the other portfolios.

(2)	Program spending before taking into account the impact of the reform of the school tax system.

Detailed Financial Framework	F.21

1.3.2  Debt service

[  ]   Adjustments for 2017-2018

In 2017-2018, debt service amounts to $9.2 billion, that is, $7.4 billion for direct debt service and $1.8 billion in interest on the liability for the retirement plans and other future benefits of public and parapublic sector employees.

Compared with the March 2017 Québec Economic Plan, debt service is adjusted downward by $631 million in 2017-2018, mainly because of lower-than-expected long-term interest rates and the higher-than-anticipated return on the Retirement Plans Sinking Fund (RPSF) in 2016-2017, which has a downward effect on debt service as of 2017-2018. The income of the RPSF is applied against debt service.

[  ]   Outlook for 2018-2019 and 2019-2020

Debt service will grow by 1.5% in 2018-2019 and 0.4% in 2019-2020 mainly because of the anticipated increase in interest rates and capital investments.

TABLE F.9

Change in debt service
(millions of dollars)

	March 2017		March 2018
	2017-2018	Adjustments	2017-2018	2018-2019	2019-2020
Direct debt service	7 865	–441	7 424	7 991	8 381
% change	7.4		2.9	7.6	4.9
Interest on the liability for the retirement plans and other employee future benefits(1)	2 003	–190	1 813	1 389	1 041
% change	–15.2		–21.5	–23.4	–25.1
TOTAL	9 868	–631	9 237	9 380	9 422
% change	1.9		–3.0	1.5	0.4

(1)

This corresponds to the interest on obligations relating to the retirement plans and other employee future benefits of public and parapublic sector employees, minus the investment income of the Retirement Plans Sinking Fund, individual funds and funds for other employee future benefit programs.

Budget 2018-2019
F- 22	Economic Plan

The rapid reduction in interest on the liability for the retirement plans and other employee future benefits can be explained by the investment income of the RPSF, which increases every year. The RPSF shows continued growth driven by returns and the absence of withdrawals.

•      A sharp decline in the proportion of revenue devoted to debt service

A large proportion of the government’s revenue is devoted to paying interest on the debt. However, this proportion is declining.

In 2018-2019, the proportion of revenue devoted to debt service will stand at 8.6%, down sharply from the early 2000s. It will decrease in the coming years owing, in particular, to the use of the Generations Fund to repay the debt.

Detailed Financial Framework	F.-23

•      Comparison of the debt service of governments in Canada

In 2016-2017, Québec was the government that devoted the largest proportion of its revenue to debt service, after Newfoundland and Labrador. This results from the fact that Québec is the second most heavily indebted province after Newfoundland and Labrador.

Budget 2018-2019
F- 24	Economic Plan

2.	CONSOLIDATED REVENUE AND EXPENDITURE BY DEPARTMENTAL PORTFOLIO

To fulfil its missions, the government sets up programs that are directly administered by government departments and bodies.

A departmental portfolio groups all of the entities under the responsibility of a minister, including the department and bodies.

Tables F.10 and F.11 present the revenue and expenditure forecasts for 2018-2019 by portfolio and sector.

Appendix 3 lists the entities making up each portfolio.

2.1     Consolidated revenue

The own-source revenue of entities, as well as revenue allocated to them by law, is credited to the portfolio of the minister responsible for those entities.

With total revenue of $94.2 billion in 2018-2019, the Finances portfolio is the one with the highest revenue. The revenue of this portfolio is very high compared to that of the other portfolios because it includes, among other things, the net results of government enterprises, as well as sums collected in order to fund public services of the State that are not allocated to another entity by law, such as:

—	income and property taxes collected by Revenu Québec;

—	the Québec sales tax;

—	the main federal transfers.

The other portfolios with the highest revenue in 2018-2019 are:

—	Transports, Mobilité durable et Électrification des transports, whose revenue of $4.7 billion is derived in particular from the specific tax on fuel and fees for motor vehicles;

—	Éducation et Enseignement supérieur, whose revenue of $4.3 billion is derived in particular from the school property tax and tuition fees;

—

Santé et Services sociaux, whose revenue of $4.3 billion is drawn mainly from the sale of goods and services of the health and social services network and contributions to the Québec prescription drug insurance plan.

Detailed Financial Framework	F-25

TABLE F.10

Consolidated revenue by portfolio and sector – 2018-2019
(millions of dollars)
	Consolidated Revenue Fund

				Specified
	General	Special	Generations	purpose
	Fund	funds	Fund	accounts
Affaires municipales et Occupation du territoire	10	107	—	393
Agriculture, Pêcheries et Alimentation	22	—	—	92
Assemblée nationale(2)	1	—	—	—
Conseil du trésor et Administration gouvernementale	1	—	—	—
Conseil exécutif	—	—	—	—
Culture et Communications	5	25	—	3
Développement durable, Environnement et Lutte contre les changements climatiques	—	768	—	3
Économie, Science et Innovation	3	449	—	49
Éducation et Enseignement supérieur	183	114	—	132
Énergie et Ressources naturelles	29	212	—	—
Famille	19	2 454	—	—
Finances	80 621	2 777	2 491	504
Forêts, Faune et Parcs	42	487	—	8
Immigration, Diversité et Inclusion	616	—	—	6
Justice	236	121	—	1
Relations internationales et Francophonie	—	—	—	—
Santé et Services sociaux	38	211	—	164
Sécurité publique	44	650	—	193
Tourisme	—	228	—	—
Transports, Mobilité durable et Électrification des transports	51	4 415	—	—
Travail, Emploi et Solidarité sociale	886	1 407	—	—
Subtotal	82 807	14 426	2 491	1 548
Inter-portfolio eliminations(1)	—	—	—	—
TOTAL	82 807	14 426	2 491	1 548

Note: Totals may not add due to rounding.

(1)

Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in the same portfolio (intra-portfolio eliminations) or different portfolios (inter-portfolio eliminations).

(2)	Includes the “Persons Appointed by the National Assembly” portfolio.

Budget 2018-2019
F- 26	Economic Plan

		Bodies in the
		health and social
Tax-funded	Non-budget-	services and	Intra-portfolio	Consolidated
transfers	funded bodies	education networks	eliminations(1)	revenue

—	1 270	—	–536	1 244
—	531	—	–520	125
—	—	—	—	1

—	1 591	—	–436	1 156
—	3	—	–2	—
—	520	—	–425	128

—	42	—	–4	809
—	294	—	–488	307
—	64	17 662	–13 822	4 332
—	235	—	–86	391
—	—	—	–2 423	50
6 970	2 369	—	–1 510	94 221
—	158	—	–241	454
—	—	—	—	622
—	215	—	–199	373

—	9	—	–3	6
—	17 223	27 043	–40 395	4 285
—	41	—	–331	597
—	151	—	–210	169

—	443	—	–237	4 672
—	29	—	–1 198	1 124
6 970	25 188	44 705	–63 068	115 067
—	—	—	—	–5 470
6 970	25 188	44 705	–63 068	109 597

Detailed Financial Framework	F-27

Departmental portfolios

To fulfil its missions, the government sets up programs that government entities, including departments or bodies, directly administer. The array of entities for which a minister is responsible constitutes a portfolio.

The publication of revenue and expenditure by departmental portfolio better informs public decision-makers about the financial resources available to them for all of the entities for which they are responsible.

–	The presentation of information in this manner is an additional budget management tool that helps to make public decision-makers more accountable with respect to their entire departmental portfolio.

–	Furthermore, it enables public decision-makers to obtain a comprehensive view of the breakdown of their resources in each sectoral component of the government’s financial organization.

The composition of and level of revenue and expenditure in each portfolio varies depending on the nature of the mission and the programs for which the minister in question is responsible. Accordingly, the expenditures of certain portfolios will exceed their revenues, while the revenues of other portfolios will exceed their expenditures.

Departmental portfolio

Budget 2018-2019
F- 28	Economic Plan

2.2      Consolidated expenditure

The expenditures of a departmental portfolio include the expenditures of entities under the responsibility of a minister, as well as tax-funded expenditures, the nature of which corresponds to the area covered by the portfolio.

The portfolios that will have the highest level of spending in 2018-2019 are:

—

Santé et Services sociaux, whose expenditures of $43.0 billion include, in particular, the activities of the health and social services network and the programs administered by the Régie de l’assurance maladie du Québec;

—	Éducation et Enseignement supérieur, whose expenditures of $23.3 billion, are allocated primarily to the activities of the education networks and to student financial assistance;

—	Famille, whose expenditures of $5.8 billion include transfers for subsidized educational childcare services and the refundable tax credit for child assistance;

—	Travail, Emploi et Solidarité sociale, whose expenditures of $5.1 billion include, in particular, last-resort financial assistance programs and employment assistance measures.

Detailed Financial Framework	F.29

TABLE F.11

Consolidated expenditure by portfolio and sector – 2018-2019
(millions of dollars)

	Consolidated Revenue fund

			Specified
	General	Special	purpose	Tax-funded
	Fund	funds	accounts	expenditures
Affaires municipales et Occupation du territoire	1 889	121	393	1
Agriculture, Pêcheries et Alimentation	899	—	92	—
Assemblée nationale(2)	328	—	—	—
Conseil du trésor et Administration gouvernementale	1 722	—	—	—
Conseil exécutif	463	—	—	—
Culture et Communications	726	33	3	337
Développement durable, Environnement et Lutte contre les changements climatiques	176	880	3	12
Économie, Science et Innovation	1 017	365	49	1 083
Éducation et Enseignement supérieur	19 380	139	132	136
Énergie et Ressources naturelles	84	190	—	183
Famille	2 657	2 459	—	3 111
Finances	201	1 065	504	848
Forêts, Faune et Parcs	489	538	8	14
Immigration, Diversité et Inclusion	339	—	6	—
Justice	1 017	141	1	—
Relations internationales et Francophonie	112	—	—	—
Santé et Services sociaux	38 541	210	164	735
Sécurité publique	1 588	650	193	6
Tourisme	185	229	—	—
Transports, Mobilité durable et Électrification des transports	698	3 883	—	27
Travail, Emploi et Solidarité sociale	4 360	1 414	—	477
Inter-portfolio eliminations(1)	—	—	—	—
Subtotal	76 869	12 317	1 548	6 970
Debt service	7 160	2 449	—	—
TOTAL	84 030	14 766	1 548	6 970

Note: Totals may not add due to rounding.

(1)

Consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in the same portfolio (intra-portfolio eliminations) or different portfolios (inter-portfolio eliminations).

(2)	Includes the “Persons Appointed by the National Assembly” portfolio.

Budget 2018-2019
F- 30	Economic Plan

	Bodies in the
	health and social
Non-budget-	services and	Intra-portfolio	Inter-portfolio	Consolidated
funded bodies	education networks	eliminations(1)	eliminations(1)	expenditure

1 235	—	–536	—	3 103
403	—	–520	—	875
—	—	—	—	328

1 426	—	–436	—	2 711
3	—	–2	—	464
514	—	–425	—	1 188

41	—	–4	—	1 107
293	—	–488	—	2 319
61	17 248	–13 822	—	23 273
232	—	–86	—	603
—	—	–2 423	—	5 804
2 049	—	–1 501	—	3 166
153	—	–241	—	960
—	—	—	—	345
225	—	–199	—	1 184

9	—	–3	—	118
17 213	26 545	–40 395	—	43 013
41	—	–331	—	2 146
140	—	–210	—	344

435	—	–237	—	4 806
29	—	–1 198	—	5 082
—	—	—	–3 626	–3 626
24 501	43 793	–63 059	–3 626	99 313
579	938	–9	–1 737	9 380
25 080	44 731	–63 068	–5 363	108 693

Detailed Financial Framework	F.31

3.      FINANCIAL FRAMEWORK BY SECTOR

The consolidated financial framework presents the sectoral components included in the government reporting entity that reflect the financial organization of public and parapublic sector activities. Table F.12 presents the forecast revenue and expenditure of these different components for fiscal 2017-2018 to 2019-2020.

Tables F.13 to F.22 present, for 2017-2018 to 2019-2020, transactions carried out by the General Fund, special funds, specified purpose accounts, non-budget-funded bodies and bodies in the health and social services and education networks, as well as tax-funded expenditures.

Detailed Financial Framework	F.33

TABLE F.12

Financial framework for consolidated revenue and expenditure by sector
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
General Fund	80 605	82 807	86 694
Special funds	12 780	13 440	13 945
Generations Fund	2 292	2 491	2 707
Specified purpose accounts	1 569	1 548	939
Non-budget-funded bodies	21 268	21 180	21 850
Bodies in the health and social services
network	25 654	27 043	28 086
Bodies in the education networks	16 909	17 662	18 542
Tax-funded transfers(1)	6 711	6 970	7 081
Consolidation adjustments(2)	–60 592	–63 544	–66 485
Total consolidated revenue	107 196	109 597	113 359
Expenditure
Mission expenditures
General Fund (program spending)	–72 591	–76 869	–79 682
Special funds	–11 580	–12 066	–12 487
Specified purpose accounts	–1 569	–1 548	–939
Non-budget funded bodies	–20 210	–20 494	–21 164
Bodies in the health and social services
network	–25 209	–26 545	–27 499
Bodies in the education networks	–16 432	–17 248	–18 057
Tax-funded expenditures(1)	–6 711	–6 970	–7 081
Consolidation adjustments(2)	59 485	62 427	64 843
Total mission expenditures	–94 817	–99 313	–102 066
Debt service
General Fund	–7 220	–7 160	–7 023
Consolidated entities(3)	–2 017	–2 220	–2 399
Total debt service	–9 237	–9 380	–9 422
Total consolidated expenditure	–104 054	–108 693	–111 488
Contingency reserve	—	—	–100
SURPLUS	3 142	904	1 771
BALANCED BUDGET ACT
Deposits of dedicated revenues in the
Generations Fund	–2 292	–2 491	–2 707
Use of the stabilization reserve	—	1 587	936
BUDGETARY BALANCE(4)	850	—	—

(1)	Includes doubtful tax accounts.
(2)	These adjustments result mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Includes consolidation adjustments.
(4)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Budget 2018-2019
F- 34	Economic Plan

Change in consolidated revenue and expenditure by sector

The following table shows the change in consolidated revenue and expenditure by sector from 2017-2018 to 2019-2020.

Change in consolidated revenue and expenditure by sector
(per cent)
	2017-2018	2018-2019	2019-2020
Revenue
General Fund	3.1	2.7	4.7
Special funds	9.7	5.2	3.8
Generations Fund	14.5	8.7	8.7
Specified purpose accounts	59.1	–1.3	–39.3
Non-budget-funded bodies	0.7	–0.4	3.2
Bodies in the health and social services
network	3.1	5.4	3.9
Bodies in the education networks	4.3	4.5	5.0
Tax-funded transfers(1)	2.9	3.9	1.6
TOTAL CONSOLIDATED REVENUE	4.2	2.2	3.4
Expenditure
Mission expenditures
General Fund (program spending)	4.6	5.9	3.7
Special funds	14.7	4.2	3.5
Specified purpose accounts	59.1	–1.3	–39.3
Non-budget-funded bodies	1.4	1.4	3.3
Bodies in the health and social services
network	3.1	5.3	3.6
Bodies in the education networks	5.3	5.0	4.7
Tax-funded expenditures(1)	2.9	3.9	1.6
Total mission expenditures	6.5	4.7	2.8
Debt service
General Fund	–4.3	–0.8	–1.9
Consolidated entities(2)	1.7	10.1	8.1
Total debt service	–3.0	1.5	0.4
TOTAL CONSOLIDATED EXPENDITURE	5.6	4.5	2.6
(1)	Includes doubtful tax accounts.
(2)	Includes consolidation adjustments.

Detailed Financial Framework	F.35

3.1     General Fund

The General Fund finances nearly three quarters of the government’s consolidated expenditure.

The revenue of the General Fund, which consists of own-source revenue and federal transfers, totals $80.6 billion in 2017-2018 and will increase by 2.7% in 2018-2019 and 4.7% in 2019-2020, to $82.8 billion and $86.7 billion, respectively.

The expenditures of the General Fund, which include, in particular, program spending, stand at $79.8 billion in 2017-2018 and will grow by 5.3% in 2018-2019 and 3.2% in 2019-2020, to $84.0 billion and $86.7 billion, respectively.

TABLE F.13

Summary of the budgetary transactions of the General Fund
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
Income and property taxes	35 469	36 658	38 121
Consumption taxes	18 945	19 578	20 132
Duties and permits	296	303	318
Miscellaneous revenue	1 344	1 352	1 352
Revenue from government enterprises	4 302	3 872	3 955
Own-source revenue	60 356	61 763	63 878
% change	1.3	2.3	3.4
Federal transfers	20 249	21 044	22 816
Total revenue	80 605	82 807	86 694
% change	3.1	2.7	4.7
Expenditure
Program spending	–72 591	–76 869	–79 682
% change	4.6	5.9	3.7
Debt service	–7 220	–7 160	–7 023
Total expenditure	–79 811	–84 029	–86 705
% change	3.8	5.3	3.2
Contingency reserve	—	—	–100
SURPLUS (DEFICIT)	794	–1 222	–111

Budget 2018-2019
F- 36	Economic Plan

3.2      Special funds

Special funds are entities set up by law to finance certain activities within government departments and bodies.

The activities of special funds may be funded, in particular, through tax revenues, fees or transfers from program spending.

The following table shows the forecasts pertaining to special funds for 2017-2018 to 2019-2020.

TABLE F.14

Summary of the budgetary transactions of special funds(1)
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
Income and property taxes	974	1 045	1 079
Consumption taxes	2 462	2 534	2 540
Duties and permits	2 305	2 038	2 133
Miscellaneous revenue	2 125	2 354	2 573
Own-source revenue	7 866	7 971	8 325
% change	12.1	1.3	4.4
Québec government transfers	4 682	4 901	5 064
% change	3.6	4.7	3.3
Federal transfers	232	568	556
Total revenue	12 780	13 440	13 945
% change	9.7	5.2	3.8
Expenditure
Mission expenditures	–11 580	–12 066	–12 487
% change	14.7	4.2	3.5
Debt service	–1 522	–1 714	–1 857
Total expenditure	–13 102	–13 780	–14 344
% change	12.7	5.2	4.1
SURPLUS (DEFICIT)	–322	–340	–399

(1)	Excludes the Generations Fund.

The revenue of the special funds amounts to $12.8 billion in 2017-2018, which represents a change of 9.7% . This revenue will total $13.4 billion in 2018-2019 and $13.9 billion in 2019-2020, representing a change of 5.2% and 3.8%, respectively.

Detailed Financial Framework	F.37

In 2017-2018, the mission expenditures of special funds stand at $11.6 billion, which represents a change of 14.7% . They will total $12.1 billion in 2018-2019 and $12.5 billion in 2019-2020, representing a change of 4.2% and 3.5%, respectively.

The growth in spending by special funds stems mainly from:

—	the Land Transportation Network Fund (LTNF), for financing road network and public transit infrastructure;

—	the Green Fund, given the implementation of the 2013-2020 Climate Change Action Plan (2013-2020 CCAP);

—	the Economic Development Fund, which reflects the change in payments of financial assistance to businesses.

TABLE F.15

Mission expenditures of special funds
(millions of dollars)
	2017-2018		2018-2019	2019-2020
Land Transportation Network Fund (LTNF)	3 804	(1)	3 587	3 788
Green Fund	709		792	789
Economic Development Fund	219		352	290
Elimination of reciprocal transactions between the
LTNF and the Green Fund	–254		–238	–231
Subtotal	4 478		4 493	4 636
% change	33.3		0.3	3.2
Other special funds(2)	7 102		7 573	7 851
% change	5.5		6.6	3.7
TOTAL	11 580		12 066	12 487
% change	14.7		4.2	3.5
(1)

This amount includes the government’s contribution of $733 million to the Autorité régionale de transport métropolitain for the operation of the Réseau express métropolitain (REM). The breakdown of the contribution is presented in the budget paper Electric Mobility: Sustainable Development of all Transportation Modes.

(2)	These amounts include other eliminations of reciprocal transactions between special funds.

Budget 2018-2019
F- 38	Economic Plan

Reconciliation of the special funds’ expenditure budget with the government’s consolidated financial framework

The Secrétariat du Conseil du trésor tables the budget of the special funds in the National Assembly in order for the expenditure and investment forecasts of these entities to be approved.

The following table illustrates the reconciliation of the expenditures presented in the special funds’ budget with those presented in the Québec Economic Plan.

Expenditures to service the debt of the Financing Fund are not subject to authorization by the National Assembly since the advances received by the Financing Fund are derived from loans made by the government. Expenditures to service the debt of these borrowings are already covered by the General Fund and are repaid by the clientele of the Financing Fund.

The Act respecting the Ministère des Finances (CQLR, chapter M-24.01) provides for special treatment of the Financing Fund because of its role as financial intermediary between the General Fund and its clientele, which consists of public bodies and special funds.

In addition, the Québec Economic Plan presents the consolidated financial framework of the Québec government, including the reporting entity’s various sectoral components. The spending forecasts for special funds included in the consolidated financial framework incorporate the elimination of reciprocal transactions between entities in the same sector (i.e. between special funds).

Reconciliation of the special funds’ expenditure budget with the government’s consolidated financial framework
(millions of dollars)
	2018-2019
Expenditure budget of special funds to be approved by the National Assembly	12 964
Expenditures already approved by the National Assembly	89
Debt service of the Financing Fund	1 511
Subtotal	14 564
Elimination of reciprocal transactions between special funds	–784	(1)
Expenditure of special funds presented in the Québec Economic Plan	13 780
(1)	Including $735 million attributable to reciprocal transactions of the Financing Fund with the other special funds.

Detailed Financial Framework	F.39

[  ]   Generations Fund

Revenues dedicated to the Generations Fund amount to $2.3 billion in 2017-2018 and will reach $2.5 billion in 2018-2019 and $2.7 billion in 2019-2020.

As at March 31, 2020, the book value of the Generations Fund will be $14.0 billion. The results of and change in the Generations Fund are presented in greater detail in Section D of Additional Information 2018-2019.

TABLE F.16

Summary of the budgetary transactions of the Generations Fund
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
Consumption taxes
Specific tax on alcoholic beverages	500	500	500
Subtotal	500	500	500
Duties and permits
Water-power royalties	802	787	805
Mining revenues	133	230	272
Subtotal	935	1 017	1 077
Miscellaneous revenue
Unclaimed property	6	15	15
Investment income	418	499	600
Subtotal	424	514	615
Government enterprises
Indexation of the price of heritage electricity	218	245	300
Additional contribution from Hydro-Québec	215	215	215
Subtotal	433	460	515
TOTAL REVENUE	2 292	2 491	2 707

Budget 2018-2019
F- 40	Economic Plan

3.3      Specified purpose accounts

A specified purpose account is a financial management mechanism that enables a government department to record separately sums paid into the Consolidated Revenue Fund by a third party under a contract or an agreement that provides for the sums to be allocated to a specific purpose.

The following table shows the forecasts pertaining to specified purpose accounts for 2017-2018 to 2019-2020.

TABLE F.17

Summary of the budgetary transactions of specified purpose accounts
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
Miscellaneous revenue	166	188	171
Own-source revenue	166	188	171
% change	–21.7	13.3	–9.0
Federal transfers	1 403	1 360	768
Total revenue	1 569	1 548	939
% change	59.1	–1.3	–39.3
Expenditure
Mission expenditures	–1 569	–1 548	–939
Total expenditure	–1 569	–1 548	–939
% change	59.1	–1.3	–39.3
SURPLUS	—	—	—

The revenue and expenditure of specified purpose accounts total $1.6 billion for 2017-2018. This revenue and expenditure will stand at $1.5 billion in 2018-2019 and $0.9 billion in 2019-2020.

The change in the revenue and expenditure of specified purpose accounts is explained chiefly by:

—	agreements under Phase 1 of the federal infrastructure plan:

—	the Post-Secondary Institutions Strategic Investment Fund,

—	the Clean Water and Wastewater Fund;

—	the federal Disaster Financial Assistance Arrangements program in connection with the spring flooding in Québec in 2017;

—	the expiry of certain federal infrastructure project agreements.

Detailed Financial Framework	F-41

3.4      Non-budget-funded bodies

Non-budget-funded bodies were created to provide specific public services.

The following table shows the forecasts pertaining to non-budget-funded bodies for 2017-2018 to 2019-2020.

TABLE F.18

Summary of the budgetary transactions of non-budget-funded bodies
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
Consumption taxes	40	28	28
Duties and permits	411	439	451
Miscellaneous revenue	6 013	5 866	5 962
Own-source revenue	6 464	6 333	6 441
% change	0.5	–2.0	1.7
Québec government transfers	13 521	13 729	14 466
% change	−1.6	1.5	5.4
Federal transfers	1 283	1 118	943
Total revenue	21 268	21 180	21 850
% change	0.7	–0.4	3.2
Expenditure
Mission expenditures	–20 210	–20 494	–21 164
% change	1.4	1.4	3.3
Debt service	–595	–579	–609
Total expenditure	–20 805	–21 073	–21 773
% change	0.9	1.3	3.3
SURPLUS	463	107	77

The revenue of non-budget-funded bodies amounts to $21.3 billion in 2017-2018, which represents a change of 0.7% . This revenue will stand at $21.2 billion in 2018-2019 and $21.9 billion in 2019-2020, representing a change of –0.4% and 3.2%, respectively.

The mission expenditures of non-budget-funded bodies stand at $20.2 billion in 2017-2018, which represents growth of 1.4% . This spending will total $20.5 billion in 2018-2019 and $21.2 billion in 2019-2020, representing growth of 1.4% and 3.3%, respectively.

Budget 2018-2019
F- 42	Economic Plan

The growth in spending by non-budget-funded bodies stems mainly from the Régie de l’assurance maladie du Québec and the Fonds de l’assurance médicaments.

TABLE F.19

Mission expenditures of non-budget-funded bodies
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Régie de l'assurance maladie du Québec (RAMQ)	12 678	12 869	13 382
Fonds de l'assurance médicaments (FAM)	3 596	3 675	3 821
Elimination of reciprocal transactions between RAMQ and the PDIF	–3 587	–3 666	–3 812
Subtotal	12 687	12 878	13 391
% change	2.3	1.5	4.0
Other non-budget-funded bodies(1)	7 523	7 616	7 773
% change	0.0	1.2	2.1
TOTAL	20 210	20 494	21 164
% change	1.4	1.4	3.3

(1)	Includes other eliminations of reciprocal transactions between non-budget-funded bodies.

Detailed Financial Framework	F.43

Reconciliation of the expenditure budget of non-budget-funded bodies with the government’s consolidated financial framework

The Secrétariat du Conseil du trésor tables the revenue and expenditure forecasts for non-budget-funded bodies in the National Assembly.

The following table illustrates the reconciliation of the expenditures presented in the budget of non-budget-funded bodies with those presented in the Québec Economic Plan.

The Québec Economic Plan presents the consolidated financial framework of the Québec government, including the reporting entity’s various sectoral components. The forecasts for non-budget-funded bodies included in the consolidated financial framework incorporate:

–	the elimination of reciprocal transactions between entities in the same sector;

–	harmonization entries intended to harmonize the entities’ forecasts with the government’s accounting policies.

Reconciliation of the expenditure budget of non-budget-funded bodies with the government’s consolidated financial framework
(millions of dollars)

2018-2019

Expenditure budget of non-budget-funded bodies to be tabled in the National Assembly	24 996
Elimination of reciprocal transactions between non-budget-funded bodies and harmonizations	–3 923(1)

Expenditure of non-budget-funded bodies presented in the Québec Economic Plan	21 073
(1)	Including $3.7 billion attributable to reciprocal transactions of the Régie de l’assurance maladie du Québec with the Fonds de l’assurance médicaments.

Budget 2018-2019
F- 44	Economic Plan

3.5     Bodies in the health and social services and education networks

[  ]   Bodies in the health and social services network

Bodies in the health and social services network include integrated health and social services centres as well as other public institutions and regional authorities.

The following table shows the forecasts pertaining to bodies in the health and social services network for 2017-2018 to 2019-2020.

TABLE F.20

Summary of the budgetary transactions of bodies in the health and social services network
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
Miscellaneous revenue	2 442	2 511	2 582
Own-source revenue	2 442	2 511	2 582
% change	–0.9	2.8	2.8
Québec government transfers	23 061	24 381	25 353
% change	3.6	5.7	4.0
Federal transfers	151	151	151
Total revenue	25 654	27 043	28 086
% change	3.1	5.4	3.9
Expenditure
Mission expenditures	–25 209	–26 545	–27 499
% change	3.1	5.3	3.6
Debt service	–445	–498	–587
Total expenditure	–25 654	–27 043	–28 086
% change	3.1	5.4	3.9
SURPLUS	—	—	—

The revenue of bodies in the health and social services network amounts to $25.7 billion for 2017-2018, which represents a change of 3.1% . This revenue will stand at $27.0 billion in 2018-2019 and $28.1 billion in 2019-2020, representing a change of 5.4% and 3.9%, respectively.

The mission expenditures of bodies in the health and social services network stand at $25.2 billion in 2017-2018, which represents a change of 3.1% . This spending will total $26.5 billion in 2018-2019 and $27.5 billion in 2019-2020, representing a change of 5.3% and 3.6%, respectively.

Detailed Financial Framework	F.45

[  ]   Bodies in the Education networks

Bodies in the education networks consist of school boards, the Comité de gestion de la taxe scolaire de l’île de Montréal, CEGEPs and the Université du Québec and its constituents.

The following table shows the forecasts pertaining to bodies in the education networks for 2017-2018 to 2019-2020.

TABLE F.21

Summary of the budgetary transactions of bodies in the education networks
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
Income and property taxes	2 242	1 817	1 706
Miscellaneous revenue	1 775	1 808	1 861
Own-source revenue	4 017	3 625	3 567
% change	2.0	–9.8	–1.6
Québec government transfers	12 737	13 882	14 820
% change	5.3	9.0	6.8
Federal transfers	155	155	155
Total revenue	16 909	17 662	18 542
% change	4.3	4.5	5.0
Expenditure
Mission expenditures	–16 432	–17 248	–18 057
% change	5.3	5.0	4.7
Debt service	–377	–440	–493
Total expenditure	–16 809	–17 688	–18 550
% change	5.4	5.2	4.9
SURPLUS (DEFICIT)	100	–26	–8

The revenue of bodies in the education networks totals $16.9 billion in 2017-2018, which represents a change of 4.3% . This revenue will amount to $17.7 billion in 2018-2019 and $18.5 billion in 2019-2020, representing a change of 4.5% and 5.0%, respectively.

The mission expenditures of bodies in the education networks stand at $16.4 billion in 2017-2018, which represents a change of 5.3% . This spending will total $17.2 billion in 2018-2019 and $18.1 billion in 2019-2020, representing a change of 5.0% and 4.7%, respectively.

Budget 2018-2019
F- 46	Economic Plan

3.6      Tax-funded expenditures

Refundable tax credits for individuals and corporations, which are similar to taxation-related transfer expenditures, are recorded in spending rather than as reductions in revenue. Expenditures related to doubtful tax accounts are added to these refundable tax credits.

Tax-funded expenditures show an increase of 2.9% in 2017-2018 in relation to the previous year and will grow by 3.9% in 2018-2019 and 1.6% in 2019-2020. This change is explained in particular by certain measures announced in:

—	the March 2016 Québec Economic Plan, including the enhancements to work premiums for households without children and to the tax shield;

—	the March 2017 Québec Economic Plan, including the refundable tax credit for the upgrading of residential waste water treatment systems;

—	the November 2017 update of the Québec Economic Plan, including the supplement of $100 per child for the purchase of school supplies;

—	the March 2018 Québec Economic Plan, including the one-year extension of the RénoVert tax credit.

TABLE F.22

Summary of budgetary transactions relating to tax-funded expenditures
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Revenue
Personal income tax	4 669	4 938	4 973
Corporate taxes	1 783	1 778	1 846
Consumption taxes	259	254	262
Total revenue	6 711	6 970	7 081
% change	2.9	3.9	1.6
Expenditure	–6 711	–6 970	–7 081
% change	2.9	3.9	1.6
SURPLUS	—	—	—

Detailed Financial Framework	F.47

4.      NET FINANCIAL SURPLUSES OR REQUIREMENTS

Net financial surpluses or requirements represent the difference between the government's cash inflow and disbursements. These net financial surpluses or requirements take into account changes in the budgetary balance on an accrual basis, resources or requirements arising from the acquisition or disposal of capital assets, investments, loans and advances and from other activities such as paying accounts payable and collecting accounts receivable.

The government will post a financial surplus of $2.3 billion for 2017-2018, a financial requirement of 2.1 billion for fiscal 2018-2019 and a financial surplus of $1.2 billion for 2019-2020.

TABLE F.23

Net financial surpluses or requirements(1)
(millions of dollars)
	2017-2018	2018-2019	2019-2020
SURPLUS (DEFICIT)	3 142	904	1 771
Non-budgetary transactions
Investments, loans and advances	–2 036	–2 294	–2 099
Capital investments	–2 388	–3 093	–2 877
Retirement plans and other employee future benefits	3 010	2 879	2 991
Other accounts	537	–480	1 387
Total non-budgetary transactions	–877	–2 988	–598
NET FINANCIAL SURPLUS (REQUIREMENTS)	2 265	–2 084	1 173

(1)	A negative entry indicates a financial requirement and a positive entry, a source of financing.

[  ]   Investments, loans and advances

Investments, loans and advances include mainly investments made by the government in its enterprises and loans and advances granted to entities not included in the government reporting entity.

Net financial requirements for investments, loans and advances are estimated at $2.0 billion for 2017-2018, $2.3 billion for 2018-2019 and $2.1 billion for 2019-2020. Investments, loans and advances include the government’s investments in the Réseau express métropolitain (REM) de Montréal in 2017-2018, 2018-2019 and 2019-2020.

Detailed Financial Framework	F.49

[  ]   Capital expenditures

In 2017-2018, forecast net financial requirements associated with net capital investments amount to $2.4 billion.

Net financial requirements attributable to net investments for fiscal 2018-2019 and 2019-2020 will stand at $3.1 billion and $2.9 million, respectively.

TABLE F.24

Net capital investments(1)
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Investments	–6 721	–7 505	–7 429
Depreciation	4 193	4 309	4 449
Net investments	–2 528	–3 196	–2 980
Less: PPP investments(2)	140	103	103
NET CAPITAL INVESTMENTS	–2 388	–3 093	–2 877

(1)	A negative entry indicates a financial requirement and a positive entry, a source of financing.
(2)

Investments made under public-private partnership (PPP) agreements correspond to new commitments that are taken into account in the government’s gross debt. In accordance with the government’s accounting policies, PPP investments are recognized in the government’s assets as well as in its debt.

[  ]   Retirement plans and other employee future benefits

The non-budgetary balance of the retirement plans and other employee future benefits is expected to increase by $3.0 billion for fiscal 2017-2018, $2.9 billion for 2018-2019 and $3.0 billion for 2019-2020.

[  ]   Other accounts

Net financial surpluses or requirements for other accounts consist of a series of changes in assets and liabilities such as accounts receivable and accounts payable.

The change in the government’s other accounts reduces net financial requirements by $537 million for 2017-2018 and will raise net financial requirements by $480 million for 2018-2019. In 2019-2020, other accounts will generate a financial surplus of $1.4 billion.

Budget 2018-2019
F- 50	Economic Plan

[  ]   Net financial surpluses or requirements by sector

The following table shows net financial surpluses or requirements by sector, namely, the General Fund, consolidated entities and the Generations Fund.

TABLE F.25

Net financial surpluses or requirements by sector(1)
(millions of dollars)
	2017-2018	2018-2019	2019-2020
General Fund	4 340	–11	2 935
Consolidated entities(2)	–4 367	–4 564	–4 469
Generations Fund	2 292	2 491	2 707
NET FINANCIAL SURPLUSES (REQUIREMENTS)	2 265	–2 084	1 173
(1)	A negative entry indicates a financial requirement and a positive entry, a source of financing.
(2)	Excludes the Generations Fund.

Detailed Financial Framework	F.51

APPENDIX 1:	ALLOCATION OF REVENUE FROM
CONSUMPTION TAXES

[  ]      Consumption taxes

Consumption taxes include sales taxes and specific taxes. Sales taxes include, in particular, the Québec sales tax (QST) and the tax on insurance premiums, while specific taxes are applied to fuel, tobacco products and alcoholic beverages.

For 2017-2018, revenue from consumption taxes amounts to $20.3 billion, that is, $16.4 billion from sales taxes and $3.9 billion from specific taxes.

TABLE F.26

Revenue from consumption taxes
(millions of dollars)
	2017-2018	2018-2019	2019-2020
Sale tax(1)	16 367	16 967	17 459
Specific taxes
Fuel	2 276	2 321	2 353
Tobacco products	1 023	993	961
Alcoholic beverages(2)	633	640	645
Subtotal	3 932	3 954	3 959
TOTAL	20 299	20 921	21 418
(1)	Includes revenue from pari mutuel.
(2)	Includes an annual amount of $500 million dedicated to the Generations Fund.

Detailed Financial Framework	F.53

•      Sales tax

Within the meaning of the Act respecting the Québec sales tax,3 sales taxes include the QST as well as the tax on insurance premiums, the tax on lodging and the specific duty on new tires. For 2017-2018, sales tax revenue stands at $16.4 billion. More specifically:

—	the revenue of the General Fund derived from the QST and the tax on insurance premiums amounts to $17.9 billion;

—	revenue of $109 million derived mainly from the tax on lodging, is allocated to the Tourism Partnership Fund to promote and develop tourism;

—

revenue of $31 million derived in particular from the specific duty on new tires ($3 per tire), is earmarked for the Société québécoise de récupération et de recyclage (RECYC-QUÉBEC) to finance the recycling of used tires.

Sales taxes also take into account the cost of the solidarity tax credit and consolidation adjustments, such as the elimination of reciprocal transactions between entities in different sectors.

TABLE F.27

Allocation of sales tax revenue
(millions of dollars)
	2017-2018	2018-2019	2019-2020
General Fund(1)	17 891	18 552	19 103
Tourism Partnership Fund	109	112	117
RECYC-QUÉBEC	31	28	28
Solidarity tax credit and other(2)	–1 664	–1 725	–1 789
TOTAL	16 367	16 967	17 459
(1)	Includes revenue from pari mutuel.
(2)	Includes, in particular, the solidarity tax credit and the partial rebate of the QST paid on property and services acquired by bodies in the health and social services and education networks.

________________________________________
3 CQLR, chapter T-0.1.

Budget 2018-2019
F- 54	Economic Plan

•      Specific taxes

•      Specific tax on fuel

For 2017-2018, the government’s own-source revenue from the specific tax on fuel totals $2.3 billion. This amount includes:

—

revenue from the specific tax of 19.2 cents per litre of gasoline and 20.2 cents per litre of diesel fuel paid into the Land Transportation Network Fund (LTNF) to finance the road network and public transit infrastructure ($2.2 billion):

—

Revenue from the LTNF also includes revenue from the specific tax of 1 cent per litre of gasoline sold within the territory of the Gaspésie–Îles-de- la-Madeleine administrative region to improve public transportation services in this region ($1.5 million);

—	revenue from the specific tax of 3 cents per litre on kerosene fuel (domestic), aviation fuel and fuel oil for locomotives, paid into the General Fund ($17 million);

The activities of the Agence métropolitaine de transport (AMT) were transferred on June 1, 2017 to the Autorité régionale de transport métropolitain and the Réseau de transport métropolitain, bodies that are not included in the government reporting entity.

—

Revenue from the specific tax of 3 cents per litre of gasoline sold within the territory of the AMT before June 1, 2017 ($18 million), was paid to the AMT, for public transportation services in Greater Montréal.

TABLE F.28

Allocation of revenue from the specific taxes on fuel
(millions of dollars)
	2017-2018		2018-2019	2019-2020
LTNF	2 241		2 303	2 335
General Fund	17		18	18
AMT	18	(1)	—	—
TOTAL	2 276		2 321	2 353

(1)	Includes a consolidation adjustment of $9 million.

Detailed Financial Framework	F.55

•      Specific tax on tobacco products

For 2017-2018, tax revenue from the sale of tobacco products amounts to $1 023 million, including $904 million paid into the General Fund and $119 million allocated to various special funds.

TABLE F.29

Allocation of revenue from the specific tax on tobacco products
(millions of dollars)
	2017-2018	2018-2019	2019-2020
General Fund	904	868	866
Special funds
Sports and Physical Activity Development Fund(1)	68	70	70
Québec Cultural Heritage Fund	16	20	20
Fund for the Promotion of a Healthy Lifestyle(2)	—	—	—
Early Childhood Development Fund	15	15	—
Caregiver Support Fund	15	15	—
Avenir Mécénat Culture Fund	5	5	5
Subtotal	119	125	95
TOTAL	1 023	993	961

(1)

This fund includes an allocation of $8 million in 2017-2018 subject to the passage, by March 31, 2018 at the latest, of the Act respecting mainly the implementation of certain provisions of the Budget Speeches of 17 March 2016 and 28 March 2017.

(2)

This fund is being eliminated as of 2017-2018, following the passage, by March 31, 2018 at the latest, of the Act respecting mainly the implementation of certain provisions of the Budget Speeches of 17 March 2016 and 28 March 2017. The revenues will be allocated to the General Fund and the expenditures will be covered by the Ministère de la Santé et des Services sociaux.

Budget 2018-2019
F- 56	Economic Plan

•      Specific tax on alcoholic beverages

Tax revenue from the sale of alcoholic beverages totals $633 million in 2017-2018. This revenue will reach $645 million in 2019-2020.

—	Since 2016-2017, an annual amount of $500 million drawn from the specific tax on alcoholic beverages has been allocated to the Generations Fund.

TABLE F.30

Allocation of revenue from the specific tax on alcoholic beverages
(millions of dollars)
	2017-2018	2018-2019	2019-2020
General Fund	133	140	145
Generations Fund	500	500	500
TOTAL	633	640	645

Detailed Financial Framework	F-57

APPENDIX 2:	DETAILED FINANCIAL FRAMEWORK
BY SECTOR

Detailed Financial Framework	F.59

TABLE F.31

Detailed financial framework by sector
(millions of dollars)
	2017-2018
	Fonds consolidé du revenu

				Specified
			Generations	purpose
	General Fund	Special funds	Fund	accounts
Revenue
Personal income tax	22 193	771	—	—
Contributions for health services	7 362	—	—	—
Corporate taxes	5 914	203	—	—
School property tax	—	—	—	—
Consumption taxes	18 945	2 462	500	—
Duties and permits	296	2 305	935	—
Miscellaneous revenue	1 344	2 125	424	166
Revenue from government
enterprises	4 302	—	433	—
Own-source revenue	60 356	7 866	2 292	166
Québec government transfers	—	4 682	—	—
Federal transfers	20 249	232	—	1 403
Total revenue	80 605	12 780	2 292	1 569
Expenditure
Mission expenditures	–72 591	–11 580	—	–1 569
Debt service	–7 220	–1 522	—	—
Total expenditure	–79 811	–13 102	—	–1 569
Contingency reserve	—
SURPLUS (DEFICIT)	794	–322	2 292	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund			–2 292
Use of the stabilization reserve
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Budget 2018-2019
F- 60	Economic Plan

2017-2018

Bodies in
the health
	Non-budget-	and social	Bodies in the
Tax-funded	funded	services	education	Consolidation	Consolidated
expenditures(1)	bodies	network	networks	adjustments(2)	results

4 669	—	—	—	1 482	29 115
—	—	—	—	–1 313	6 049
1 783	—	—	—	—	7 900
—	—	—	2 242	—	2 242
259	40	—	—	–1 907	20 299
—	411	—	—	—	3 947
—	6 013	2 442	1 775	–4 049	10 240

—	—	—	—	—	4 735
6 711	6 464	2 442	4 017	–5 787	84 527
—	13 521	23 061	12 737	–54 001	—
—	1 283	151	155	–804	22 669
6 711	21 268	25 654	16 909	–60 592	107 196

–6 711	–20 210	–25 209	–16 432	59 485	–94 817
—	–595	–445	–377	922	–9 237
–6 711	–20 805	–25 654	–16 809	60 407	–104 054
—
—	463	—	100	–185	3 142

–2 292
—
850

Detailed Financial Framework	F.61

TABLE F.32

Detailed financial framework by sector
(millions of dollars)
	2018-2019
	Consolidated Revenue Fund

				Specified
			Generations	purpose
	General Fund	Special funds	Fund	accounts
Revenue
Personal income tax	23 238	833	—	—
Contributions for health services	7 382	—	—	—
Corporate taxes	6 038	212	—	—
School property tax	—	—	—	—
Consumption taxes	19 578	2 534	500	—
Duties and permits	303	2 038	1 017	—
Miscellaneous revenue	1 352	2 354	514	188
Revenue from government enterprises	3 872	—	460	—
Own-source revenue	61 763	7 971	2 491	188
Québec government transfers	—	4 901	—	—
Federal transfers	21 044	568	—	1 360
Total revenue	82 807	13 440	2 491	1 548
Expenditure
Mission expenditures	–76 869	–12 066	—	–1 548
Debt service	–7 160	–1 714	—	—
Total expenditure	–84 029	–13 780	—	–1 548
Contingency reserve	—
SURPLUS (DEFICIT)	–1 222	–340	2 491	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund			–2 491
Use of the stabilization reserve
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Budget 2018-2019
F- 62	Economic Plan

2018-2019

Bodies in
the health
	Non-budget-	and social	Bodies in the
Tax-funded	funded	services	education	Consolidation	Consolidated
expenditures(1)	bodies	network	networks	adjustments(2)	results

4 938	—	—	—	1 540	30 549
—	—	—	—	–1 354	6 028
1 778	—	—	—	—	8 028
—	—	—	1 817	—	1 817
254	28	—	—	–1 973	20 921
—	439	—	—	—	3 797
—	5 866	2 511	1 808	–4 142	10 451

—	—	—	—	—	4 332
6 970	6 333	2 511	3 625	–5 929	85 923
—	13 729	24 381	13 882	–56 893	—
—	1 118	151	155	–722	23 674
6 970	21 180	27 043	17 662	–63 544	109 597

–6 970	–20 494	–26 545	–17 248	62 427	–99 313
—	–579	–498	–440	1 011	–9 380
–6 970	–21 073	–27 043	–17 688	63 438	–108 693
—
—	107	—	–26	–106	904

–2 491
1 587
—

Detailed Financial Framework	F.63

TABLE F.33

Detailed financial framework by sector
(millions of dollars)
	2019-2020
	Consolidated Revenue Fund

				Specified
		Special	Generations	purpose
	General Fund	Funds	Fund	accounts
Revenue
Personal income tax	24 569	860	—	—
Contributions for health services	7 557	—	—	—
Corporate taxes	5 995	219	—	—
School property tax	—	—	—	—
Consumption taxes	20 132	2 540	500	—
Duties and permits	318	2 133	1 077	—
Miscellaneous revenue	1 352	2 573	615	171
Revenue from government
enterprises	3 955	—	515	—
Own-source revenue	63 878	8 325	2 707	171
Québec government transfers	—	5 064	—	—
Federal transfers	22 816	556	—	768
Total revenue	86 694	13 945	2 707	939
Expenditure
Mission expenditures	–79 682	–12 487	—	–939
Debt service	–7 023	–1 857	—	—
Total expenditure	–86 705	–14 344	—	–939
Contingency reserve	–100
SURPLUS (DEFICIT)	–111	–399	2 707	—
BALANCED BUDGET ACT
Deposits of dedicated revenues in
the Generations Fund			–2 707
Use of the stabilization reserve
BUDGETARY BALANCE(3)

(1)	Includes doubtful tax accounts.
(2)	Reclassification of abatements and consolidation adjustments resulting mainly from the elimination of reciprocal transactions between entities in different sectors.
(3)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve.

Budget 2018-2019
F- 64	Economic Plan

2019-2020

Bodies in
the health
	Non-budget-	and social	Bodies in the
Tax-funded	funded	services	education	Consolidation	Consolidated
expenditures(1)	bodies	network	networks	adjustments(2)	results

4 973	—	—	—	1 572	31 974
—	—	—	—	–1 389	6 168
1 846	—	—	—	—	8 060
—	—	—	1 706	—	1 706
262	28	—	—	–2 044	21 418
—	451	—	—	—	3 979
—	5 962	2 582	1 861	–4 296	10 820

—	—	—	—	—	4 470
7 081	6 441	2 582	3 567	–6 157	88 595
—	14 466	25 353	14 820	–59 703	—
—	943	151	155	–625	24 764
7 081	21 850	28 086	18 542	–66 485	113 359

–7 081	–21 164	–27 499	–18 057	64 843	–102 066
—	–609	–587	–493	1 147	–9 422
–7 081	–21 773	–28 086	–18 550	65 990	–111 488
–100
—	77	—	–8	–495	1 771

–2 707
936
—

Detailed Financial Framework	F.65

APPENDIX 3:	LIST OF ENTITIES INCLUDED IN THE
FINANCIAL FRAMEWORK

Detailed Financial Framework	F.67

TABLE F.34

List of entities included in the financial framework

Affaires municipales et Occupation du		Culture et Communications
territoire		Ministère de la Culture et
Ministère des Affaires municipales et de		des Communications	Dept
l’Occupation du territoire	Dept	Commission de toponymie	BFB
Commission municipale du Québec	BFB	Conseil du patrimoine culturel du Québec	BFB
Office de la protection du consommateur	BFB	Conseil supérieur de la langue française	BFB
Régie du logement	BFB	Office québécois de la langue française	BFB
Territories Development fund	SF	Avenir Mécénat Culture Fund	SF
Régie du bâtiment du Québec	NBFB	Québec Cultural Heritage Fund	SF
Société d’habitation du Québec	NBFB	Bibliothèque et Archives nationales
		du Québec	NBFB
Agriculture, Pêcheries et Alimentation		Conseil des arts et des lettres du Québec	NBFB
Ministère de l’Agriculture, des Pêcheries et		Conservatoire de musique et d’art
de l’Alimentation	Dept	dramatique du Québec	NBFB
Commission de protection du territoire		Musée d’Art contemporain de Montréal	NBFB
agricole du Québec	BFB	Musée de la Civilisation	NBFB
Régie des marchés agricoles et		Musée national des beaux-arts du Québec	NBFB
alimentaires du Québec	BFB
Société de développement des entreprises
La Financière agricole du Québec	NBFB	culturelles	NBFB
		Société de la Place des Arts de Montréal	NBFB
National Assembly		Société de télédiffusion du Québec	NBFB
National Assembly	Other	Société du Grand Théâtre de Québec	NBFB

Conseil du trésor et Administration		Développement durable, Environnement
gouvernementale		et Lutte contre les changements
Secrétariat du Conseil du trésor	Dept	climatiques
Commission de la fonction publique	BFB	Ministère du Développement durable, de
Autorité des marchés publics	NBFB	l’Environnement et de la Lutte contre
		les changements climatiques	Dept
Centre de services partagés du Québec	NBFB	Bureau d’audiences publiques sur
Société québécoise des infrastructures	NBFB	l’environnement	BFB
		Green Fund	SF
Conseil exécutif		Fund for the Protection of the Environment
Ministère du Conseil exécutif	Dept	and the Waters in the Domain of the State	SF
Commission d’accès à l’information	BFB	Conseil de gestion du Fonds vert	NBFB
Centre de la francophonie des Amériques	NBFB	Société québécoise de récupération et
		de recyclage	NBFB

Legend:	Dept: department; BFB: budget-funded body; SF: special fund; NBFB: non-budget-funded body; HSSE: bodies in the health and social services and education networks.

Budget 2018-2019
F- 68	Economic Plan

TABLE F.34 (cont.)

List of entities included in the financial framework (cont.)

Économie, Science et Innovation		Énergie et Ressources naturelles
Ministère de l’Économie, de la Science et		Ministère de l’Énergie et des Ressources
de l’Innovation	Dept	naturelles	Dept
Commission de l’éthique en science et		Territorial Information Fund	SF
en technologie	BFB	Energy Transition Fund	SF
Mining and Hydrocarbon Capital Fund	SF	Natural Resources Fund	SF
Economic Development Fund	SF	Régie de l’énergie	NBFB
Fonds de recherche du Québec – Nature		Société de développement de la
et technologies	NBFB	Baie-James	NBFB
Fonds de recherche du Québec – Santé	NBFB	Société du Plan Nord	NBFB
Fonds de recherche du Québec – Société		Transition énergétique Québec	NBFB
et culture	NBFB
Centre de recherche industrielle du Québec	NBFB
Société du parc industriel et portuaire de		Famille
Bécancour	NBFB	Ministère de la Famille	Dept
		Curateur public	BFB
Éducation et Enseignement supérieur		Caregiver Support Fund	SF
Ministère de l’Éducation et de		Educational Childcare Services Fund	SF
l’Enseignement supérieur	Dept	Early Childhood Development Fund	SF
Comité consultatif sur l’accessibilité
financière aux études	BFB
Finances
Commission consultative de l’enseignement
privé	BFB	Ministère des Finances	Dept
Commission d’évaluation de l’enseignement		Financing Fund	SF
collégial	BFB	Generations Fund	SF
Conseil du statut de la femme	BFB	IFC Montréal Fund	SF
Conseil supérieur de l’éducation	BFB	Fonds du Plan Nord	SF
Capitale-Nationale Region Fund	SF	Fund of the Financial Markets
University Excellence and Performance		Administrative Tribunal	SF
Fund	SF	Tax Administration Fund	SF
Sports and Physical Activity Development		Agence du revenu du Québec	NBFB
Fund	SF	Autorité des marchés financiers	NBFB
Commission de la capitale nationale
du Québec	NBFB	Financement-Québec	NBFB
Institut de tourisme et d’hôtellerie du		Institut de la statistique du Québec	NBFB
Québec	NBFB	Société de financement des infrastructures
Institut national des mines	NBFB	locales du Québec	NBFB
		Government enterprises(1)	Other
Collèges d’enseignement général et
professionnel	HSSE
Commissions scolaires	HSSE
Université du Québec et ses constituantes	HSSE

(1)	At the financial level, the net results of government enterprises are credited to the Finances portfolio. However, the administration of a government enterprise may come under another portfolio.

Detailed Financial Framework	F.69

TABLE F.34 (cont.)

List of entities included in the financial framework (cont.)

Forêts, Faune et Parcs		Persons appointed by the National
Ministère des Forêts, de la Faune et		Assembly
des Parcs	Dept	Ethics Commissioner	BFB
Natural Resources Fund — Sustainable		Lobbyists Commissioner	BFB
Forest Development Component	SF	Chief Electoral Officer	BFB
Fondation de la faune du Québec	NBFB	Québec Ombudsman	BFB
Société des établissements de plein air		Auditor General	BFB
du Québec	NBFB

Relations internationales et
Immigration, Diversité et Inclusion		Francophonie
Ministère de l’Immigration, de la Diversité et		Ministère des Relations internationales et
de l’Inclusion	Dept	de la Francophonie	Dept
		Office Québec-Monde pour la jeunesse	NBFB
Justice
Ministère de la Justice	Dept	Santé et Services sociaux
Committee on the Remuneration of Judges	BFB	Ministère de la Santé et des Services
Committee on the Remuneration of		sociaux	Dept
Criminal and Penal Prosecuting Attorneys	BFB	Commissaire à la santé et au bien-être	BFB
Commission des droits de la personne et		Office des personnes handicapées du
des droits de la jeunesse	BFB	Québec	BFB
Conseil de la justice administrative	BFB	Health and Social Services Information
Conseil de la magistrature	BFB	Resources Fund	SF
Directeur des poursuites criminelles et		Corporation d’urgences-santé	NBFB
pénales	BFB	Fonds de l’assurance médicaments	NBFB
Human Rights Tribunal	BFB	Héma-Québec	NBFB
Access to Justice Fund	SF	Institut national d’excellence en santé et
Crime Victims Assistance Fund	SF	en services sociaux	NBFB
Register Fund of the Ministère de la Justice	SF	Institut national de santé publique du
Fund of the Administrative Tribunal of		Québec	NBFB
Québec	SF	Régie de l’assurance maladie du Québec	NBFB
Public Contracts Fund	SF	Integrated health and social services
Commission des services juridiques	NBFB	centres, other public institutions and
		regional authorities	HSSE
Fonds d’aide aux actions collectives	NBFB
Office des professions du Québec	NBFB
Société québécoise d’information juridique	NBFB

Budget 2018-2019
F- 70	Economic Plan

TABLE F.34 (cont.)

List of entities included in the financial framework (cont.)

Sécurité publique		Travail, Emploi et Solidarité sociale
Ministère de la Sécurité publique	Dept	Ministère du Travail, de l’Emploi et
Bureau des enquêtes indépendantes	BFB	de la Solidarité sociale	Dept
Bureau du coroner	BFB	Commission des partenaires du marché
		du travail	BFB
Comité de déontologie policière	BFB	Assistance Fund for Independent
Commissaire à la déontologie policière	BFB	Community Action	SF
Commissaire à la lutte contre la corruption	BFB	Labour Market Development Fund	SF
Commission québécoise des libérations		Goods and Services Fund	SF
conditionnelles	BFB	Information Technology Fund of the
Régie des alcools, des courses et des jeux	BFB	Ministère de l’Emploi et de la Solidarité
Police Services Fund	SF	sociale	SF
École nationale de police du Québec	NBFB	Administrative Labour Tribunal Fund	SF
École nationale des pompiers du Québec	NBFB	Québec Social Initiatives Fund	SF
Office de la sécurité du revenu
		des chasseurs et piégeurs cris	NBFB
Tourisme
Ministère du Tourisme	Dept
Tourism Partnership Fund	SF
Régie des installations olympiques	NBFB
Société du Centre des congrès de Québec	NBFB
Société du Palais des congrès de Montréal	NBFB

Transports, Mobilité durable et
Électrification des transports
Ministère des Transports, de la Mobilité
durable et de l’Électrification des transports	Dept
Commission des transports du Québec	BFB
Government Air Services Fund	SF
Rolling Stock Management Fund	SF
Highway Safety Fund	SF
Land Transportation Network Fund	SF
Société de l’assurance automobile
du Québec	NBFB
Société des Traversiers du Québec	NBFB

Detailed Financial Framework	F.71